Exhibit 10.a

MASCO CORPORATION

LONG-TERM INCENTIVE PROGRAM
under the 2014 Long Term Stock Incentive Plan
for Performance Awards granted on or after December 17, 2019

Purpose of the Program

The purpose of the Long-Term Incentive Program (the “Program”) is to provide an additional incentive for a Participant (as defined below) designated by the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Masco Corporation (the “Company”) to contribute to the achievement of the Company’s long-term growth and profitability goals established by the Committee at the beginning of a three-year period designated by the Committee (the “Performance Period”), and to align the Participant’s efforts with stockholder interests. The Committee will set the Performance Goals (as defined below) at levels that are consistent with the Company’s long-range business plan, and the achievement of these goals will require a high level of performance over the Performance Period.

Summary of the Program

Awards under this Program are made granted pursuant to the 2014 Long Terms Stock Incentive Plan (the “Plan”). Terms not otherwise defined herein have the meanings given to them in the Plan.

An Award under this Program will be designated as a Performance Restricted Stock Unit (“PRSU”), which is a bookkeeping entry that may convert to a share of Company common stock (a “Share”) under certain circumstances, including approval of a share award (“Share Award”) by the Committee. PRSUs are recorded on a one-for-one PRSU-to-Share basis; however, a PRSU can result in more or less Shares depending on the achievement level of the Performance Goals. If a PRSU does not convert to a Share at the conclusion of the Performance Period as provided in this Program, it will lapse and be forfeited without further consideration.

“Participants” in this Program are typically members of the Company’s executive officer group. An individual’s eligibility to be a Participant in this Program is determined by the Committee at the beginning of the Performance Period. The Committee will specify the performance metric(s) to be measured during the Performance Period (the “Performance Metric(s)”) and the minimum (the “Threshold”), the target (the “Target”) and the maximum (the “Maximum”) achievement of the Performance Metric(s) (each, a “Performance Goal”) at the beginning of each Performance Period. The Performance Metric(s) and Performance Goals will be set forth in an award agreement (the “Award Agreement”) between the Participant and the Company. The Company’s performance during the Performance Period will be evaluated against such Performance Goals.

Following the completion of each year during the Performance Period, the Company will certify that year’s financial results to the Committee. At the end of the Performance Period, the Committee will then calculate the Company’s three-year performance achieved for each Performance Metric, and if at least the Threshold Performance Goal is attained, the PRSUs will be redeemed in favor of a Share Award after the end of the Performance Period, as provided in the Award Agreement. Any Share Award is subject to the Committee’s right to exercise negative discretion (to reduce or eliminate an award at any time) and to the provisions of this Program. The procedures and timing of this Program are described in more detail below.

The calculation of the Company’s actual performance of the Performance Metric(s) designated by the Committee will be construed consistent with generally accepted accounting principles, where applicable. In addition to the adjustments referred to above, the Committee will also make adjustments as provided in the Plan and as otherwise specified in the Award Agreement to exclude, as applicable, the certain unusual items or other non-recurring items that may be separately identified and reported.

Determination of Achieved Performance Score Percentage and Amount of Share Award

Following the completion of each year during the Performance Period, the Company will certify that year’s financial results to the Committee, and at the end of the Performance Period, the Committee will then determine the achieved “Performance Score Percentage” for the Performance Period as described in the Award Agreement.

If the achieved overall Performance Score Percentage for the Performance Metrics is less than the Threshold Performance Score Percentage, no Share Award will be made and the PRSUs will be forfeited. If the Threshold Performance Score Percentage is achieved, subject to the Committee’s right to exercise negative discretion, a Share Award will be determined by multiplying the achieved overall Performance Score Percentage by the number of PRSUs in the Participant’s Award, and rounded to the nearest whole Share.

Continued Employment for Share Award and Timing of Shares

Except as described below, to qualify for a Share Award, a Participant must be employed by the Company on the Share Award Date (as defined below). If a Participant’s employment is transferred within the Company, even if to a position in which the Participant is no longer eligible to participate in this Program, the Participant will continue to be eligible for a Share Award (prorated or not, as the case may be) following the Committee’s approval of that Share Award, as if the employment transfer had not occurred (unless the Committee determines that there was another reason for the transfer that violates, or is subject to, another provision of the Agreement). The use of the words “employment” or “employed” shall be deemed to refer to employment by the Company and its subsidiaries.

Once a Share Award is approved by the Committee in the year following the end of the Performance Period, the Shares will be issued to the Participant no later than March 15 of the year following the end of the Performance Period (the distribution date being the “Share Award Date”). A Participant may be required to accept certain terms and conditions after the end of the Performance Period with respect to any Shares that may be issued to the Participant.
Special Circumstances
Notwithstanding the foregoing, there are certain other employment situations in which the terms of an Award may be modified, including the following:

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If, prior to the Share Award Date, a Participant retires as an employee of the Company and such retirement occurs on or after the Participant attains (i) age 65, or (ii) age 55 and has at least 10 years of continuous employment with the Company, then, in the discretion of the Committee, the Participant may receive a cash payment equal to the value of a prorated Share Award (where the prorated amount is determined by the Committee and may be based, in part, on the length of the Participant’s service during the Performance Period) that would otherwise have been made. Such cash payment would be made at the same time as Share Awards are made to other Participants; and

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If, prior to the Share Award Date, (1) there is a Change in Control of the Company and the Participant is terminated from employment at the time of the Change in Control or within a specified period after the Change in Control (as determined by the Committee) or the Participant resigns from employment for Good Reason (as determined by the Committee) within that specified period, or (2) the Participant dies, or (3) the Participant becomes permanently and totally disabled (as determined by the Committee), then, in the discretion of the Committee, a cash payment equal to the value of a prorated Share Award (where the prorated amount is determined by the Committee and may be based, in part, on the length of the Participant’s service during the Performance Period) that would otherwise have been made. Such cash payment may be made at the same time as Share Awards are made to other Participants.

Participant’s Further Agreements

In consideration of the Award, each Participant agrees to the following terms.

The Participant agrees not to engage in certain activities

Notwithstanding anything contained in the Award Agreement, if at any time the Participant engages in an activity following the Participant’s termination of employment, which in the sole judgment of the Committee is detrimental to the interests of the Company, including a subsidiary or affiliated company, all rights to any portion of the Award will be forfeited. Such activity includes, but is not limited to, “Business Activities.”

In addition, in consideration for an Award, and regardless of whether any Shares have been issued, while a Participant is employed or retained as a consultant by the Company or any of its subsidiaries or affiliates and for a period of one year following any termination of such employment and, if applicable, any consulting relationship with the Company or any of its subsidiaries or affiliates other than a termination in connection with a Change in Control, the Participant agrees not to engage in, and not to become associated in a “Prohibited Capacity” with any other entity engaged in, any Business Activities and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of (x) the Company or any subsidiary if the Participant is employed by or consulting with the Company at any time while the Award is outstanding, or (y) the subsidiary employing or retaining the Participant at any time while the Award is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of the Participant’s duties or responsibilities with such other entity, (2) any of the Participant’s duties or responsibilities are similar to or include any of those the Participant had while employed or retained as a consultant by the Company or any of its subsidiaries, or (3) an investment by the Participant in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

If a Participant breaches the restrictions contained in the preceding paragraph, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, then the Participant shall pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from the Award, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from any Award under this Program received on or after the Participant’s termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two-year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. To the extent permitted by applicable law, the Company shall have the right to set off or withhold any amount owed to a Participant by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by such Participant hereunder. The Plan also has specific provisions regarding the consequences that must follow certain types of restatements of the Company’s financial statements, and those provisions can apply even if the Participant has not breached any part of this Program.

The Participant agrees to the Committee’s authority with respect to the Award and to the application of the Company’s Dispute Resolution Policy

Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan, Award Agreement, Awards and any related agreements, and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons.

In addition, the Participant and the Company agree that if, for any reason, a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing (other than a claim involving non‑competition restrictions or the Company’s, a subsidiary’s or an affiliated company’s trade secrets, confidential information or intellectual property rights) which (1) are within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of this Program, the Plan or the provisions of any Award or other agreements, including those related to the restricted stock units and related Shares or the claims of the Participant or any persons to the benefits thereof, then in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by the Participant and the Company or a subsidiary or affiliate of the Company.

It is our mutual intent that any arbitration award entered into under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by the provisions of this Program shall take place at the offices of the American Arbitration Association located in the metropolitan Detroit area or such other location in the metropolitan Detroit area as the parties might agree. These provisions: (a) shall survive the termination or expiration of the Agreement, (b) shall be binding upon the Company’s and the Participant’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Agreement, (c) shall supersede the provisions of any prior agreement between the Participant and the Company or its subsidiaries or affiliated companies with respect to any portion of this Program or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between the Participant and the Participant’s employer, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, the Participant and the Company acknowledge that neither of the Participant nor the Company nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

Nothing in the Agreement or otherwise limits the Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to any federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against a Participant for any of these activities, and nothing in the Agreement requires a Participant to waive any monetary award or other payment that the Participant might become entitled to from any Government Agency. Further, nothing in the Agreement precludes a Participant from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. By accepting the Award, the Participant agrees to waive the right to receive future monetary recovery directly from the Company, including payments by the Company that result from any complaint or charges that a Participant files with any Governmental Agency or that are filed on a Participant’s behalf.

The Award does not imply any employment or consulting commitment by the Company

Neither the Award nor the acceptance of the Award shall imply any commitment by the Company, a subsidiary or affiliated company to the Participant’s continued employment or any consulting relationship, and that a Participant’s employment status is that of an “employee‑at‑will” and, in particular, that the Company, its subsidiary or affiliated company has a continuing right with or without cause (unless otherwise specifically agreed to in writing executed by the Participant and the Company) to terminate a Participant’s employment or other relationship at any time. The Participant’s acceptance of an Award represents the Participant’s agreement not to terminate voluntarily the Participant’s current employment (or consulting arrangement, if applicable) for at least one year from the date of the Award unless the Participant has already agreed in writing to a longer period.

The Participant agrees to comply with applicable tax requirements

The Participant agrees to comply with the requirements of applicable federal, state, and other applicable laws with respect to withholding or providing for the payment of required taxes and that the Participant will provide related information as reasonably requested.

Section 409A of the Internal Revenue Code

This Program, the Plan and any Award granted hereunder are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A of the Code”), and the provisions of this Program, the Plan and any Award granted hereunder shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code. If any provision of this Program or the Plan or any term or condition of any Award granted hereunder would otherwise frustrate or conflict with this intent, the provision or the term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Committee considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to the Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in the Participant incurring interest or additional tax under Section 409A of the Code. To the extent this Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Program, the Plan or any Award granted hereunder is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

Administration, Amendment, and Termination of this Program

The Committee has the sole authority and discretion to interpret this Program and its related documents and to administer this Program. The Committee may amend or terminate this Program at any time. Neither the Company nor the Committee is obligated to make this Program (in whole or in part), or any other program, available to a Participant or to any other employee at any time. The Committee may suspend, eliminate, or reduce an Award, Share Award, or Shares for any Participant who fails to achieve an acceptable level of personal performance and professionalism.

The headings in this Program are for information purposes only and are not a substantive part of the operative Agreement.

Governing Law

This Program shall be governed by and interpreted in accordance with Michigan law.

Masco Corporation 17450 College Parkway Livonia, MI 48152 313 274 7400 www.masco.com

[“Grant Date”]

RE:	PRSU Award under the [Insert Performance Period] Program

Dear [“Executive Name”]:

You have been designated to be a participant in Masco Corporation’s [insert Performance Period] Long-Term Incentive Program (the “Program”) by the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Masco Corporation (the “Company”). This award agreement (“Award Agreement”) contains terms and conditions that apply to your award (the “Award”) of Performance Restricted Stock Units (“PRSUs”). You must accept this Award within 30 days of this notification, or it will be canceled without consideration and will be of no further force and effect.

This Award entitles you to receive Shares as a share award (“Share Award”), if certain conditions are satisfied, including approval of the Share Award by the Committee following the Performance Period. All of your rights to this Award are described in this Award Agreement, in the Program and in the Plan, which, together, constitute your performance award agreement (the “Agreement”). Terms not otherwise defined in this Award Agreement have the meanings ascribed to them in the Program or the Plan.

Your Award

You have been granted [“# of Shares” ] PRSUs for the three-year period that begins on January 1, ____ and ends on December 31, ____ (the “Performance Period”). Subject to the terms of the Agreement, if the Committee determines (following the end of the Performance Period), that the Performance Goal(s) (as set forth below) [was/were] achieved by the Company at the Threshold Performance Score Percentage or greater, then a Share Award will be made to you on the Share Award Date.

Goal(s) for the Performance Period

For the Performance Period, the Committee has established [insert Performance Metric(s)] as the “Performance Metric(s)” that will be measured and the following Performance Score Percentages and Performance Goal(s) for [this/these] Performance Metric(s):

Performance Score Percentages
	Weighting	Threshold 40%	Target 100%	Maximum 200%
[List Performance Metric(s) and insert the Performance Goal(s)]

Notwithstanding the foregoing, the Committee shall have the right to exercise negative discretion for purposes of determining the number of PRSUs that would vest into Shares.

Your Acceptance

By accepting this Award, you voluntarily agree to the terms and conditions of this Award Agreement and acknowledge that:

•	You have read and you understand this Award Agreement, the Program and the Plan;

•	You have received or have access to all of the documents referred to in this Award Agreement;

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The terms and conditions contained in the Program, including without limitation, the terms under the caption “Participant’s Further Acknowledgements,” are incorporated into this Award Agreement and are binding on you;

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There are no other commitments or understandings currently outstanding with respect to any other grants of options, restricted stock, restricted stock units, phantom stock, stock appreciation rights, or performance awards, except as may be evidenced by other written agreements entered into by you and the Company or the Committee;

•	You may be required to accept certain terms and conditions at the end of the Performance Period with respect to any Share Award that may be issued to you;

•	This Award Agreement will be governed by and interpreted in accordance with Michigan law, unless preempted by applicable Federal law; and

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This Award is, in all respects, subject to the documents referenced in this Award Agreement and the Committee’s application of its negative discretion, and is intended to comply with, or be exempt from, as the case may be, the provisions of Internal Revenue Code Section 409A.

Upon your acceptance of this this Award, the Agreement will be effective as of the date hereof.

Very truly yours,

MASCO CORPORATION